EXHIBIT 23.1

HAM,
  LANGSTON &
   BREZINA, L.L.P.
Certified Public Accountants








                       Consent of Independent Accountants



To the Stockholders and Directors
Endovasc Ltd., Inc.


We consent to the inclusion in this registration statement on Form SB-2 of our report, dated September 19, 2000, on our audit of the balance sheet of Endovasc Ltd., Inc. as of June 30, 2000 and the related statements of operations, stockholders' equity and cash flows for the year ended June 30, 2000 and 1999 and for the period from inception, June 10, 1996, to June 30, 2000. We also consent to the reference to our firm under the caption "Experts".


                                             /s/ Ham, Langston & Brezina, L.L.P.


Houston, Texas
April 30, 2001